UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

CIRCOR INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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25 Corporate Drive, Suite 130

Burlington, MA 01803

(781) 270-1200

March 28, 2006

Dear Stockholder:

You are cordially invited to attend the Annual Meeting (the “Annual Meeting”) of CIRCOR International, Inc., a Delaware corporation (the “Company”), to be held on Tuesday, May 2, 2006, at 2:00 p.m. local time (8:00 a.m., Eastern Time), at the offices of the Company’s subsidiary, Pibiviesse Srl, Via Bergamina 24 20014 Nerviano (Mi)—ITALY.

The Annual Meeting has been called for the purpose of (i) electing three Class I Directors for a term of three years, (ii) soliciting ratification of the selection by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006 and (iii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 17, 2006 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company recommends that you vote “FOR” the election of the nominees of the Board of Directors as Directors of the Company and that you vote “FOR” ratification of the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

Sincerely,

David A. Bloss, Sr.

Chairman, President and Chief Executive Officer

25 Corporate Drive, Suite 130

Burlington, MA 01803

(781) 270-1200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 2, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of Stockholders of CIRCOR International, Inc. (the “Company”) will be held on Tuesday, May 2, 2006, at 2:00 p.m. local time (8:00 a.m., Eastern Time), at the offices of the Company’s subsidiary, Pibiviesse Srl, Via Bergamina 24 20014 Nerviano (Mi)—ITALY. The Annual Meeting is being called for the purpose of considering and voting upon:

1.	The election of three Class I Directors for a term of three years each;

2.	Ratification of the selection by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006; and

3.	Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on March 17, 2006 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s common stock, par value $.01 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Directions to the offices of Pibiviesse Srl are included on the outside back cover of this Proxy Statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

By Order of the Board of Directors

Alan J. Glass

Secretary

Burlington, Massachusetts

March 28, 2006

25 Corporate Drive, Suite 130

Burlington, MA 01803

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Tuesday, May 2, 2006

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of CIRCOR International, Inc. (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 2, 2006 at 2:00 p.m. local time (8:00 a.m., Eastern Time), and any adjournments or postponements thereof (the “Annual Meeting”). The Annual Meeting will be held at the offices of the Company’s subsidiary, Pibiviesse Srl, Via Bergamina 24 20014 Nerviano (Mi)—ITALY.

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1.	The election of three Class I Directors for a three-year term each, such term to continue until the Annual Meeting of Stockholders in 2009 and until each such Director’s successor is duly elected and qualified;

2.	Ratification of the selection by the Audit Committee of the Company’s Board of Directors of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006; and

3.	Such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about March 28, 2006 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on March 17, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of record of the Company’s common stock, par value $.01 per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 15,881,721 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 107 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect each nominee as a Class I Director of the Company and a majority of the votes cast is necessary to ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.

Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. With respect to the election of the Directors, votes may be cast for or withheld from the nominee. Votes cast for the nominee will count as “yes” votes; votes that are withheld from the nominee will not be voted with respect to the election of the nominee although they will be counted when determining whether there is a quorum. Broker non-votes will have no effect on the outcome of the election of Directors.

Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominees for Director listed in this Proxy Statement and “FOR” ratification of the selection of KPMG LLP as independent auditors for the 2006 fiscal year. It is not anticipated that any matters other than the election of three Class I Directors and ratification of the selection of KPMG LLP as the Company’s independent auditors for the 2006 fiscal year will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary or Assistant Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report to stockholders of the Company, which consists of a letter to stockholders from our Chief Executive and Chief Financial Officers together with the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (“Fiscal 2005”), is being mailed to stockholders of the Company concurrently with this Proxy Statement. Except where otherwise incorporated by reference, the Annual Report is not a part of the proxy solicitation material.

CORPORATE GOVERNANCE

Independence of Directors

The Company’s Board of Directors has affirmatively determined that each Director, other than David A. Bloss, Sr., our Chief Executive Officer, is independent of the Company. In evaluating the independence of each Director, the Board applied the standards and guidelines set forth in the applicable New York Stock Exchange (“NYSE”) regulations in determining that each non-management Director has no material relationship with the Company, either directly or as a partner, shareholder or affiliate of an organization that has a relationship with the Company. The bases for the Board’s determination include, but are not limited to, the following:

•	Other than Mr. Bloss, no Director is an employee of the Company or its subsidiaries or affiliates.

•	No Director has an immediate family member who is an officer of the Company or its subsidiaries or has any other current or past material relationship with the Company.

•	Other than Mr. Bloss, no Director receives, or in the past three years, has received any compensation from the Company other than compensation for services as a Director.

•	No Director has a family member who has received any compensation during the past three years from the Company.

•	No Director, during the past three years, has been affiliated with, or had an immediate family member who has been affiliated with a present or former internal or external auditor of the Company.

•	No executive officer of the Company serves on the compensation committee or the board of directors of any corporation that employs a Director or a member of any Director’s immediate family.

•	No Director is an officer or employee (or has an immediate family member who is an officer or employee) of an organization that sells products and services to, or receives products and services from the Company in excess of the greater of $1 million or 2% of such organization’s consolidated gross revenues in any fiscal year.

In making its determination, the Board also considered the fact that one of our Directors, David F. Dietz, is a partner in Goodwin Procter LLP, a law firm that provides legal services to the Company. After considering the insignificant fees paid by the Company to Goodwin Procter in proportion to Goodwin Procter’s overall revenues, as well as considering both the independent judgment that Mr. Dietz has exhibited during his six and one-half year tenure as a Director and his ability to maintain such independent judgment, the Board determined that the relationship between Goodwin Procter and the Company does not result in Mr. Dietz having a material relationship with the Company and does not compromise his independence.

Principles of Corporate Governance

The Board’s Nominating and Corporate Governance Committee has developed, and the full Board of Directors has adopted, a set of Principles of Corporate Governance. The Principles of Corporate Governance are available on the Company’s website at www.circor.com under the Investors/Corporate Governance sub link, and a hardcopy will be provided by the Company free of charge to any shareholder who requests it by writing to the Company’s Secretary at the Company’s corporate headquarters.

Code of Conduct and Business Ethics/Compliance Training/Reporting of Concerns

The Company has implemented and regularly monitors compliance with a comprehensive Code of Conduct and Business Ethics which applies uniformly to all directors, executive officers and employees. Among other things, the Code of Conduct and Business Ethics addresses such issues as conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of company assets, compliance with applicable law (including insider trading laws), and reporting of illegal or unethical behavior. The Code of Conduct and Business Ethics is available on the Company’s website at www.circor.com under the Investors/Corporate Governance sub link, and a hardcopy will be provided by the Company free of charge to any shareholder who requests it by writing to the Company’s Secretary at the Company’s corporate headquarters.

In order to enhance understanding of and compliance with the Code of Conduct and Business Ethics, the Company (through a third-party provider) also maintains an on-line training program pursuant to which all directors and officers, and most managerial level employees, must take a series of courses designed to demonstrate the ways in which certain activities might run afoul of the Code of Conduct and Business Ethics. In addition, although all employees are encouraged to personally report any ethical concerns without fear of retribution, the Company, through a third-party provider, maintains the CIRCOR International Help Line, a toll-free “hotline” through which employees may report concerns confidentially and anonymously. In addition to facilitating communication of ethical concerns, the Help Line serves as the vehicle through which employees may communicate with the Audit Committee of the Board of Directors confidentially and anonymously regarding any accounting or auditing concerns.

Meetings of and Communications with the Non-Management Directors

The Board has determined that its non-management members will meet a minimum of two times per year to discuss any issues that might more properly be raised outside of the presence of management and has appointed David F. Dietz as Lead Director to facilitate these meetings. The Board also has established a process through which interested parties, including stockholders, may communicate directly with Mr. Dietz. In particular, confidential communications may be sent directly to Mr. Dietz at the following address: P.O. Box 146699, Boston, Massachusetts 02114.

Nomination of Directors/Director Presence at Annual Meetings

General Criteria

The Nominating and Corporate Governance Committee does not believe it is in the best interests of the Company to establish rigid criteria for the selection of nominees to the Board. Rather, the Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, believes that the selection of director nominees should be based on skill sets most pertinent to the issues facing or likely to face the Company at the time of nomination. At the same time, the Committee believes that the Company will benefit from a diversity of background and experience on the Board and, therefore, will consider and seek nominees who, in addition to general management experience and business knowledge, possess, among other attributes, an expertise in one or more of the following areas: finance, manufacturing technology, international business, investment banking, business law, corporate governance, risk assessment, and investor relations. In addition, there are certain general attributes that the Committee believes all director candidates must possess including:

•	A commitment to ethics and integrity;

•	A commitment to personal and organizational accountability;

•	A history of achievement that reflects superior standards for themselves and others; and

•	A willingness to express alternate points of view while, at the same time, being respectful of the opinions of others and working collaboratively with colleagues.

As noted in the Principles of Corporate Governance, a majority of directors must be independent. The Committee, however, also believes that, absent special circumstances, all directors other than the Chief Executive Officer should be independent.

Shareholder Nominations

The Nominating and Corporate Governance Committee will consider nominations submitted by shareholders, provided that such nominations are submitted to the Company not less than 120 calendar days prior to the first anniversary date on which the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting. To submit any such nomination, a shareholder must deliver notice of such nomination to the Secretary of the Company at the Company’s principal executive offices. Therefore, in order to be considered by the Nominating and Corporate Governance Committee for nomination and inclusion in the Company’s proxy statement for its Annual Meeting to be held in 2007, shareholder recommendations for director must be received by CIRCOR’s Secretary prior to November 28, 2006. Any such notice also must include (i) the name and address of record of the shareholder; (ii) a representation that the shareholder is a record holder of the Company’s Common Stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities and Exchange Act of 1934; (iii) the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; (iv) a description of the qualifications of the proposed director candidate which address the general criteria for directors as expressed in the Company’s most recent proxy statement; (v) a description of all arrangements or understandings between the shareholder and the proposed director candidate; and (vi) the consent of the proposed director candidate to be named in the proxy statement and to serve as a director if elected at such meeting. Shareholders must also submit any other information regarding the proposed candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC. Nominations that meet the criteria described above will be forwarded to the Chairman of the Nominating and Corporate Governance Committee for further review and consideration by the Committee.

Evaluation of Candidates

In evaluating candidates for director, the Nominating and Corporate Governance Committee applies the skills, experience, qualifications and demeanor of the individual against the general criteria set forth above, including the particular needs of and issues facing the Company at the time. In addition, with regard to current Directors, the Nominating and Corporate Governance Committee takes into consideration such individuals’ performance as a Director. The Nominating and Corporate Governance Committee intends to evaluate any shareholder candidates in the same manner as candidates from all other sources.

Director Attendance at Annual Meetings

To date, our Board has not adopted a formal policy regarding director attendance at Annual Meetings. As a practical matter, however, the Board typically schedules a Board meeting either on or the day before the date of the Annual Meeting, and our Directors, therefore, are encouraged to and typically do attend the Annual Meeting. At our last Annual Meeting, which was held on April 27, 2005, all of our Directors were in attendance. We anticipate that all of our Directors will be in attendance at the May 2, 2006 Annual Meeting.

Our Board and Committee Structure

The Board

Our Board of Directors currently consists of seven members who are divided into three classes, with three Directors in Class I, two Directors in Class II and two Directors in Class III. Directors serve for staggered three-year terms with one class of Directors being elected by the Company’s stockholders at each annual meeting. Our Board maintains three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The table below sets forth the name, age, director class and committee membership for each of our directors as of March 12, 2006:

Director	Age	Director Class	Audit Committee	Compensation Committee	Nom/Corporate Governance Committee	Non-Mgmt Directors
David A. Bloss, Sr.	55	III
Jerome D. Brady	62	II		O	O	O
Thomas E. Callahan	66	III	O	+		O
Dewain K. Cross	68	II	+		O	O
David F. Dietz	56	I			O	+
Douglas M. Hayes	62	I		O	+	O
Thomas E. Naugle	67	I	O		O	O

+ Chairman of Committee	Director Class Term Expires at annual meeting:	I = 2006
O Committee Member		II = 2007
III = 2008

David A. Bloss, Sr.    Mr. Bloss has been employed as our Chairman, President and Chief Executive Officer since our inception in July 1999. In addition, from June 1993 until our October 1999 spin-off from Watts Water Technologies, Inc. (“Watts”), Mr. Bloss was employed by Watts, first as Executive Vice President and then as President and Chief Operating Officer. Prior to joining Watts, Mr. Bloss was associated for five years with the Norton Company, a manufacturer of abrasives and cutting tools, serving as President of the Superabrasives Division.

Jerome D. Brady.    Mr. Brady joined the Company’s Board of Directors in April 2003. Prior to retiring in 2000, Mr. Brady served as the President and Chief Executive Officer of C&K Components, Inc., a manufacturer of electronic components located in Watertown, Massachusetts. He also previously served as Chairman, President and Chief Executive Officer of AM International, Inc., a global manufacturer of printing equipment, headquartered in Rosemont, Illinois. Mr. Brady is also a director of Franklin Electric Company, Inc.

Thomas E. Callahan.    Mr. Callahan has served as a member of the Company’s Board of Directors since October 2002. Prior to retiring at the end of 2001, Mr. Callahan served as the Senior Vice President and Chief Financial Officer of Welch Foods, Inc. from 1990 until his retirement. He also served as a director of Welch Foods from 1996 through the end of 2001. Mr. Callahan currently serves as a director and Chairman of the Audit Committee of National Dentex Corporation, a NASDAQ listed owner/operator of dental laboratories, and is Chairman of the Board of Trustees of the Tilton School in Tilton, New Hampshire. He also is a director of the Economic Education Foundation, a non-profit organization that promotes economic education in Massachusetts schools, and is a former director of the Boston Chapter of Financial Executives International.

Dewain K. Cross.    Mr. Cross has served as a member of the Company’s Board of Directors since its inception in July 1999. Mr. Cross retired from Cooper Industries, Inc. in 1995 after serving fifteen years as Cooper Industries’ Senior Vice President, Finance and eight years prior to that as Vice President, Finance. Mr. Cross began his career with Cooper Industries in 1966 and held various accounting, taxation and treasury positions until he was named Vice President, Finance in 1972. Mr. Cross is also a director of Magnetek, Inc.

David F. Dietz.    Mr. Dietz has served as a member of the Company’s Board of Directors since its inception in July 1999. Mr. Dietz or his professional corporation has been a partner of the law firm of Goodwin Procter LLP since 1984. Mr. Dietz is also a director of the Andover Companies, a property and casualty insurance company, and High Liner Foods (USA), Inc., a frozen food company.

Douglas M. Hayes.    Mr. Hayes has served as a member of the Company’s Board of Directors since October 2002. Since 1997, Mr. Hayes has been the President of Hayes Capital Corporation, a private investment firm, and from 1997 through 2002 he also served as Chairman of Compass Aerospace Corporation, an aerospace parts manufacturer. From 1986 through 1997, Mr. Hayes was a Managing Director of the investment firm Donaldson, Lufkin & Jenrette. Mr. Hayes currently is a member of the board of directors of Reliance Steel and Aluminum Co. and Sands Regency, Inc. and a former director of Gametech International, Inc.

Thomas E. Naugle.    Mr. Naugle has served as a member of the Company’s Board of Directors since October 2002. Mr. Naugle has been the President of Naugle & Company, a private investment and management firm, since August 1982. From 1984 until 1999, Mr. Naugle also served as the Chairman and Chief Executive Officer of Barrett Trailers, Inc., a manufacturer of semi-trailers, and from 1986 through 1996 he was the Chairman and Chief Executive Officer of Tulsa Winch, Inc. From 1967 through 1982, Mr. Naugle held a series of senior management positions at Cooper Industries. Mr. Naugle currently serves as a director of AAON, Inc. and as a director of the Tulsa Boys’ Home.

Committees

Audit Committee.    The Audit Committee, which consists of Messrs. Cross, Callahan and Naugle, is directly responsible for overseeing the integrity of the Company’s financial statements and for the appointment, compensation, retention and oversight of the work of the firm of independent auditors that audits the Company’s financial statements and performs services related to the audit. Among other responsibilities, the Audit Committee also reviews the scope and results of the audit with the independent auditors, reviews with management and the independent auditors the Company’s annual and quarterly operating results, considers the adequacy of the Company’s internal accounting procedures and controls, and considers the effect of such procedures on the auditors’ independence. The Audit Committee also is responsible for overseeing the Company’s internal audit function and for overseeing the Company’s compliance with legal and regulatory requirements. In accordance with the requirements of the NYSE, the Board of Directors, during the year ended December 31, 2000, adopted an Audit Committee Charter. During the Company’s 2003 fiscal year and again during the 2004 fiscal year, minor revisions were made to the Audit Committee Charter to ensure compliance with revised NYSE and SEC requirements and to more clearly delineate the delegation of certain board functions as between the Audit Committee and the Nominating and Corporate Governance Committee. A copy of the Audit Committee Charter is available on the Company’s website at www.circor.com under the Investors/Corporate Governance sub link; the Company also will provide a hardcopy of the Charter to shareholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters. Each member of the Audit Committee is “independent” as that term is defined in both the applicable listing standards of the NYSE and the rules of the SEC. Each member also meets the financial literacy requirements of the NYSE, and, in addition, the Board has determined that at least two of the Committee’s members, Messrs. Cross and Callahan, are “audit committee financial experts” under the disclosure standards adopted by the SEC.

Compensation Committee.    The Compensation Committee, which consists of Messrs. Callahan, Brady and Hayes (all of whom have been affirmatively determined by the full Board to be independent directors), reviews and recommends the compensation arrangements for the Company’s Chief Executive Officer and for all other officers and senior level employees, reviews general compensation levels for other employees as a group, determines the awards to be granted to eligible persons under the Company’s 1999 Stock Option and Incentive Plan and takes such other action as may be required in connection with the Company’s compensation and incentive plans. The Compensation Committee operates in accordance with a Charter which is available on the Company’s website at www.circor.com under the Investors/Corporate Governance sub link; the Company also will provide a hardcopy of the Charter to shareholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters.

Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, which consists of Messrs. Hayes, Brady, Cross, Dietz and Naugle (all of whom have been affirmatively determined by the full Board to be independent directors), is responsible for establishing criteria for selection of new directors, identifying individuals qualified to become directors, and recommending candidates to the Board for nomination as directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending to the Board a set of corporate governance principles applicable to the Company, overseeing the evaluation of the Board and management, recommending to the Board appropriate levels of director compensation and (together with the Audit Committee) monitoring compliance with the Company’s Code of Conduct and Business Ethics. The Nominating and Corporate Governance Committee operates in accordance with a Charter which is available on the Company’s website at www.circor.com under the Investors/Corporate Governance sub link; the Company also will provide a hardcopy of the Charter to shareholders free of charge upon written request to the Company’s Secretary at the Company’s corporate headquarters.

Board and Committee Meetings

The following table sets forth the number of meetings held during Fiscal 2005 by the Board and by each committee. Each of the Directors attended at least 75% of the total number of meetings of the Board and of the committees of which he was a member during the time each such individual was a member of the Board.

Number of Meetings Held
Board of Directors	5
Audit Committee	9
Compensation Committee	8
Nominating and Corporate Governance Committee	2

PROPOSAL 1

ELECTION OF DIRECTORS

At the Annual Meeting, three Class I Directors will be elected to serve until the Annual Meeting of Stockholders in 2009 and until each such Director’s successor is duly elected and qualified. The Nominating and Corporate Governance Committee of the Board of Directors has recommended, and the full Board of Directors has nominated David F. Dietz, Douglas M. Hayes and Thomas E. Naugle, the current Class I Directors, for re-election. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of David F. Dietz, Douglas M. Hayes and Thomas E. Naugle as Directors. Messrs. Dietz, Hayes and Naugle have each agreed to stand for re-election and to serve, if re-elected, as Directors. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Vote Required For Approval

A quorum being present, the affirmative vote of a plurality of the votes cast is necessary to elect each nominee as a Director of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE COMPANY.

MANAGEMENT

Executive Officers and Key Employees

Our executive officers and key employees, and their respective ages and positions as of March 12, 2006, are as follows:

Name	Age	Position
David A. Bloss, Sr.	55	Chairman, President and Chief Executive Officer
A. William Higgins	47	Executive Vice President and Chief Operating Officer
Kenneth W. Smith	55	Senior Vice President, Chief Financial Officer and Treasurer
John F. Kober, III	36	Vice President, Corporate Controller and Assistant Secretary
Alan J. Glass	42	Vice President, General Counsel and Secretary
Susan M. McCuaig	48	Vice President, Human Resources
John W. Cope	56	Group Vice President, Thermal Fluid Controls
Paul M. Coppinger	44	Group Vice President, Circor Energy Products
Carl J. Nasca	54	Group Vice President, Circor Aerospace Products
Wayne F. Robbins	54	Group Vice President, Circor Instrumentation Technologies

David A. Bloss, Sr.    Mr. Bloss has been employed as our Chairman, President and Chief Executive Officer since our inception in July 1999. In addition, from June 1993 until our October 1999 spin-off from Watts, Mr. Bloss was employed by Watts, first as Executive Vice President and then as President and Chief Operating Officer. Prior to joining Watts, Mr. Bloss was associated for five years with the Norton Company, a manufacturer of abrasives and cutting tools, serving as President of the Superabrasives Division.

A. William Higgins.    Mr. Higgins joined us as Executive Vice President and Chief Operating Officer in January 2005. Prior to joining us, Mr. Higgins spent thirteen years in a variety of senior management positions with Honeywell International and AlliedSignal, most recently serving as Vice President and General Manager, Americas for the Honeywell Building Solutions Business, and prior to that, as Vice President and General Manager of the AlliedSignal Grimes Aerospace Business, General Manager of the AlliedSignal Aerospace Services Anniston Repair and Overhaul Business, and Director of East Asia Business Development for the Electronic Materials Business unit.

Kenneth W. Smith.    Mr. Smith has served as our Vice President, Chief Financial Officer and Treasurer since April 2000. Mr. Smith served as the Vice President of Finance at North Safety Products, a division of Invensys plc, from January 1997 to April 2000. From 1986 through December 1996, he served in a variety of senior financial positions for Digital Equipment Corporation. Prior to 1986, Mr. Smith was a certified public accountant for Ernst & Young.

John F. Kober, III.    Mr. Kober has served as our Vice President, Corporate Controller and Assistant Secretary since February 2006, as Vice President and Corporate Controller from September 2005 until February 2006, and as Assistant Corporate Controller since joining the Company in April, 2004 until September 2005. From November 2002 until April 2004, Mr. Kober was Director of Corporate Accounting at Manufacturers’ Services Limited, a global electronics manufacturer, where he had responsibility for the company’s internal and external accounting functions. Prior to joining Manufacturers’ Services Limited he worked as a Manager for the public accounting firm of PricewaterhouseCoopers where he focused on managing accounting due diligence engagements for various public and private company clients.

Alan J. Glass.    Mr. Glass has served as Vice President, General Counsel and Secretary since February 2006, as General Counsel and Assistant Secretary from February 2003 until February 2006, and as Corporate Counsel and Assistant Secretary from February 2000 until February 2003. Mr. Glass served as Corporate Counsel and Assistant Secretary of Wyman-Gordon Company, an aerospace manufacturer, from June 1996 to February 2000. Prior to that time, he spent seven years in private practice as a general corporate attorney.

Susan M. McCuaig.    Ms. McCuaig has served as our Vice President, Human Resources since joining the Company in May 2005. Previous to that, from December 2003 until May 2005, Ms. McCuaig served as Assistant Vice President Human Resources for State Street Corporation where she supported State Street’s Wealth Managers Services and Securities Finance divisions. From February 2003 through December 2003, she was a human resources advisor to Radius Capital Partners, LLC, a buyout firm engaged in strategic mergers and acquisitions in the telecommunications, technology and financial services industries. From November 2001 through February 2003, she served as Vice President of Human Resources for Color Kinetics Incorporated, a full spectrum digital lighting company. From February 2001 through November 2001, she was a partner in Website000 LLC, a business specializing in strategic and organizational development of start-up and emerging growth companies and, prior to that, served as Vice President of Human Resources and Investor Relations for Send.com.

John W. Cope.    Mr. Cope has served as our Group Vice President, Thermal Fluid Controls since joining the Company in August 2005. Prior to joining us, Mr. Cope spent five years with Honeywell as Vice President of Integrated Supply Chain where he was responsible for a $300 million business unit with six manufacturing facilities. Previous to that, Mr. Cope spent fourteen years with Honda of America, serving in positions of increasing managerial responsibility in the areas of purchasing and operations.

Paul M. Coppinger.    Mr. Coppinger joined us in July 2001 as Group Vice President—Circor Energy Products (f/k/a Petrochemical Products). From October 1999 until July 2001, Mr. Coppinger was an owner and President of Copprex, Inc., a manufacturer of commercial appliances. Prior to that, he spent thirteen years with Baker Hughes, most recently serving as Vice President Sales & Marketing of EIMCO, its $200-million process equipment division. While at Baker Hughes, Mr. Coppinger had significant international experience, spending five years in Singapore and Indonesia in support of the Pacific Rim activities of the Baker Tools division.

Carl J. Nasca.    Mr. Nasca assumed his current position as Group Vice President, Circor Aerospace Products in December 2003. Since joining the Company in December 1999, Mr. Nasca has served first as Vice President of Industrial Sales and Marketing, Circle Seal Controls, and then as Vice President, Instrumentation Products. From April 1999 to November 1999, he was the Vice President and Regional Manager for Ingersoll-Rand. Prior to that time, Mr. Nasca served as the General Manager of the Portable Air Compressor Division of Ingersoll-Rand from January 1997 to April 1999 and Business Unit Manager for the Rock Drill Division of Ingersoll-Rand from March 1995 to December 1996.

Wayne F. Robbins.    Mr. Robbins, who recently joined us as Group Vice President, Circor Instrumentation Technologies, in March 2006, has over 27 years of experience in the fluid controls industry. From March 2002 through June 2005, Mr. Robbins was employed by Precision Castparts Corp. (“PCC”) where he served as President of PCC’s $350-million Flow Technologies Division until PCC sold the various companies comprising this division in 2005. From March 1994 until September 2001, he worked for DeZurik, Inc., a $180-million manufacturer of industrial valves, actuators and instruments, serving first as Vice President Marketing/Research & Development and then as then as President. Prior to DeZurik, Mr. Robbins spent fifteen years in progressively more senior management positions with Fisher Controls including six years in overseas assignments.

Certain Relationships

There are no family relationships among any of our directors or executive officers. In addition, the Company, during Fiscal 2005, was not a party to any transactions in which an executive officer, director, nominee, 5% shareholder or family member of any of the foregoing persons had a material direct or indirect interest. During Fiscal 2005, no executive officer, director, nominee, or family member of any of the foregoing persons, or any corporation or organization (other than subsidiaries of the Company) of which an officer, director or nominee of the Company has a substantial beneficial interest or serves as trustee, was indebted to the Company.

COMPENSATION

Director Compensation

Directors receive such compensation for their services as the Board of Directors may from time to time determine. Further, each director is reimbursed for reasonable travel and other expenses incurred in attending meetings. Currently, our non-employee directors receive cash compensation as follows:

Annual Retainer	$33,500

Chairman Fee (Audit Committee)	$6,000

Chairman Fee (Nominating and Corporate Governance and Compensation Committees)	$4,000

Lead Director	$4,000

Committee Meeting Attendance (all Committees)	$1,000

Telephonic Committee Meetings (all Committees)	$750

Directors also are eligible to receive an annual equity incentive grant under our 1999 Stock Option and Incentive Plan. Currently, the targeted value of such grant is $36,000. As a result, with respect to the most recent grants which were made on February 27, 2006, each non-employee director received a grant of 1,294 restricted stock units which are convertible into shares of Common Stock on a one-for-one basis and which vest in equal one-third portions over a three-year period. The number of restricted stock units was determined by dividing $36,000 by $27.81 which was the closing price of our Common Stock on the trading day immediately preceding the award date. At his election, each director, under our Management Stock Purchase Plan (the “MSPP”), may elect to defer all or part of such director’s annual retainer for the purchase of restricted stock units at a 33% discount from the closing price of our Common Stock on the date of the fee payments. Additionally, each non-employee director has received a non-qualified option to acquire 10,000 shares of Common Stock in connection with his initial appointment to serve on the Board of Directors. Those directors who are our employees do not receive compensation for their services as directors.

Executive Compensation

The following table sets forth the compensation paid in each of our last three completed fiscal years to our Chief Executive Officer and our four most highly compensated executive officers who were serving as executive officers at the end of 2005, each of whose total salary and bonus exceeded $100,000 during 2005. We refer to each of these persons in this Proxy Statement as our “named executive officers.”

Summary Compensation Table

Long-Term Compensation
		Annual Compensation		Restricted Stock Unit(s) In lieu of bonus (1)(2)(3)		Securities Underlying Options Granted	Restricted Stock Unit Grants (4)	All Other Compensation (5)
Name and Principal Position	Year	Salary	Bonus (1)
David A. Bloss, Sr. Chairman, President and Chief Executive Officer	2005 2004 2003	$518,000 500,000 473,870	$0 0 0	$1,064,011 41,807 399,596	(6) (6) (6)	40,000 30,000 —	$331,170 238,000 —	$21,722 19,542 20,806

Kenneth W. Smith Senior Vice President, Chief Financial Officer and Treasurer	2005 2004 2003	260,000 250,000 221,165	209,935 5,154 40,173	78,313 7,644 59,923	(7) (7) (7)	14,200 11,500 —	17,030 90,440 —	14,322 21,541 13,092

A. William Higgins Executive Vice President and Chief Operating Officer	2005 2004 2003	250,000 — —	0 — —	376,575 — —	(8)	27,800 — —	231,570 — —	169,658 — —

Paul M. Coppinger Group Vice President, Circor Energy Products	2005 2004 2003	212,000 205,000 188,136	0 0 0	270,535 29,830 116,733	(9) (9) (9)	7,700 6,300 —	63,775 49,980 —	8,775 8,832 —

Barry L. Taylor, Sr. (10) Former Group Vice President, Circor Instrumentation Technologies	2005 2004 2003	206,461 200,000 188,835	110,142 17,411 30,586	70,415 17,305 45,643	(10) (10) (10)	7,600 6,300 —	62,250 49,980 —	8,838 8,670 8,670

(1)	Bonuses are awarded under our Executive Incentive Bonus Plan (the “Bonus Plan”). Under the Bonus Plan, executives are eligible to receive a bonus up to a specified maximum percentage of base salary based on performance goals assigned by the Compensation Committee. Our named executive officers also are eligible to participate in our MSPP. Under the MSPP, executives may make an advance election to receive restricted stock units, or RSUs, in lieu of a specified percentage or dollar amount of the executive’s annual incentive cash bonus under the Bonus Plan. RSUs are issued in whole units only (fractional RSUs are returned to the participant in the form of cash) on the basis of a 33% discount to the fair market value of our Common Stock on the date the underlying bonus is paid or otherwise would be paid (the “RSU Cost”) and generally vest three years after the date of grant, at which time they are converted into shares of our Common Stock unless the executive has previously elected a longer deferral period. The “Bonus” column on the table lists that portion of each named executive officer’s bonus that was not deferred into the receipt of RSUs. The following percentage of their bonus for the fiscal year ended December 31, 2005 was deferred into the acquisition of RSUs: Mr. Bloss—100%; Mr. Smith—20%; Mr. Higgins—100%; Mr. Coppinger—100%; and Mr. Taylor—30%.
(2)	Represents the dollar value of RSUs received under the MSPP determined by multiplying the number of RSUs received by the market price of our Common Stock of $23.76, $24.90, and $27.81 respectively on the RSU grant dates of March 4, 2004, February 18, 2005, and February 27, 2006.

(3)	For the year ended December 31, 2005, RSUs were awarded as of February 27, 2006 by dividing the named executive officer’s election amount by $18.63 which was 67% of $27.81, the closing market price of our Common Stock on February 24, 2006 (the “2005 RSU Cost”). For the year ended December 31, 2004, RSUs were awarded as of February 18, 2005 by dividing the named executive officer’s election amount by $16.68 which was 67% of $24.90, the closing market price of our Common Stock on February 17, 2004 (the “2004 RSU Cost”). For the year ended December 31, 2003, RSUs were awarded as of March 4, 2004 by dividing the named executive officer’s election amount by $15.92 which was 67% of $23.76, the closing market price of our Common Stock on March 4, 2004 (the “2003 RSU Cost”). Each RSU is 100% vested three years after the date of grant. At the end of a deferral period, if one had been specified by the named executive officer or upon the named executive officer’s termination of employment under the MSPP, we will issue one share of Common Stock for each vested RSU. Cash dividends, equivalent to those paid on the our Common Stock, will be credited to the named executive officer’s account for each nonvested RSU and will be paid in cash to such person when the RSUs become vested. Such dividends will also be paid in cash to individuals for each vested RSU held during any deferral period.
(4)	The dollar values reported here reflect the value of restricted stock unit grants (RSUs) based on the fair market value of the Company’s Common Stock of $24.90 at the time of grant. Messieurs Bloss, Smith, Higgins, Coppinger and Taylor received 13,300; 4,700; 9,300; 2,600; and 2,500 RSUs respectively. Unlike the RSUs referenced in footnotes (1) through (3) which are granted in lieu of bonus compensation, these RSUs were granted by the Compensation Committee, together with stock options, as part of the Compensation Committee’s equity incentive grant. These RSUs vest one-third per year over a three-year period with the recipient becoming entitled to one share of common stock for each RSU upon vesting. At the time of RSU grant, the recipient may elect to defer receipt of shares upon vesting until a later date. As with the RSUs granted in lieu of bonus compensation, cash dividends are credited to the RSU holder’s account for each non-vested RSU and are paid in cash upon vesting, whether or not actual receipt of the shares has been deferred until a later date. With regard to Mr. Coppinger, due to a calculation error at the time of original grant of the RSUs, Mr. Coppinger received 500 of his 2,600 RSUs at a later date on which the fair market value of the Company’s Common Stock was $22.97.
(5)	Consists of car allowance, life insurance premiums for group term life over $50,000 in coverage and, in the case of Mr. Bloss, tax preparation services. In addition, Mr. Higgins’ amount for 2005 includes $156,983 in moving expenses and allowances and Mr. Smith’s amount for 2004 includes a special travel allowance of $8,298.
(6)	For the year ended December 31, 2005, Mr. Bloss received 38,260 RSUs in lieu of receiving his entire incentive bonus of $712,898. This number of RSUs was determined by dividing $712,898 by the 2005 RSU cost. For the year ended December 31, 2004, Mr. Bloss received 1,679 RSUs in lieu of receiving his entire incentive bonus of $28,026. This number of RSUs was determined by dividing $28,026 by the 2004 RSU cost. For the year ended December 31, 2003, Mr. Bloss received 16,818 RSUs in lieu of receiving his entire incentive bonus of $267,736. This number of RSUs was determined by dividing $267,736 by the 2003 RSU Cost. Mr. Bloss held 77,596 RSUs (including both bonus deferral RSUs and long-term incentive grant RSUs) at December 31, 2005 with a value of $1,991,113 based on a closing price of our Common Stock of $25.66 on December 31, 2005.
(7)	For the year ended December 31, 2005, Mr. Smith received 2,816 RSUs in lieu of receiving 20% of his incentive bonus of $262,405. This number of RSUs was determined by dividing $52,481 by the 2005 RSU cost. For the year ended December 31, 2004, Mr. Smith received 307 RSUs in lieu of receiving 50% of his bonus of $10,276. This number of RSUs was determined by dividing $5,122 by the 2004 RSU cost. For the year ended December 31, 2003, Mr. Smith received 2,522 RSUs in lieu of receiving 50% of his bonus of $80,321. This number of RSUs was determined by dividing $40,148 by the 2003 RSU Cost. Mr. Smith held 14,734 RSUs (including both bonus deferral RSUs and long-term incentive grant RSUs) at December 31, 2005 with a value of $378,074 based on a closing price of our Common Stock of $25.66 on December 31, 2005.
(8)	For the year ended December 31, 2005, Mr. Higgins, who joined the Company in January 2005, received 13,541 RSUs in lieu of receiving his entire incentive bonus of $252,313. This number of RSUs was determined by dividing $252,313 by the 2005 RSU cost. Mr. Higgins held 9,300 RSUs (all as the result of long-term incentive grants) at December 31, 2005 with a value of $238,638 based on a closing price of our Common Stock of $25.66 on December 31, 2005.

(9)	For the year ended December 31, 2005, Mr. Coppinger, received 9,728 RSUs in lieu of receiving his entire incentive bonus of $181,260. This number of RSUs was determined by dividing $181,260 by the 2005 RSU cost. For the year ended December 31, 2004, Mr. Coppinger received 1,198 RSUs in lieu of receiving all of his bonus of $20,000. This number of RSUs was determined by dividing $20,000 by the 2004 RSU Cost. For the year ended December 31, 2003, Mr. Coppinger received 4,913 RSUs in lieu of receiving all of his incentive bonus of $78,221. This number of RSUs was determined by dividing $78,221 by the 2003 RSU cost. Mr. Coppinger held 11,979 RSUs (including both bonus deferral RSUs and long-term incentive grant RSUs) at December 31, 2005 with a value of $307,381 based on a closing price of our Common Stock of $25.66 on December 31, 2005.
(10)	For the year ended December 31, 2005, Mr. Taylor, whose employment with the Company terminated on March 20, 2006, received 2,532 RSUs in lieu of receiving 30% of his bonus of $157,320. This number of RSUs was determined by dividing $47,196 by the 2005 RSU cost. For the year ended December 31, 2004, Mr. Taylor received 695 RSUs in lieu of receiving 40% of his bonus of $29,006. This number of RSUs was determined by dividing $11,595 by the 2004 RSU cost. For the year ended December 31, 2003, Mr. Taylor received 1,921 RSUs in lieu of receiving 50% of his incentive bonus of $61,167. This number of RSUs was determined by dividing $30,583 by the 2003 RSU cost. Mr. Taylor held 9,995 RSUs (including both bonus deferral RSUs and long-term incentive grant RSUs) at December 31, 2005 with a value of $256,472 based on a closing price of our Common Stock of $25.66 on December 31, 2005.

Option Grants in Fiscal Year 2005

In Fiscal 2005, 179,200 options were granted to our employees and a total of 9,000 options were granted to our six independent directors. The following table sets forth certain information concerning the individual grant of options to purchase our Common Stock to our named executive officers who received such grants during the fiscal year ended December 31, 2005.

Option Grants in Fiscal Year 2005

Name	Number of Shares of Common Stock Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share (2)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%	10%
David A. Bloss, Sr.	40,000	22.3%	$24.90	02/18/15	$626,379	$1,587,367
A. William Higgins	27,800	15.5	24.90	02/18/15	435,333	1,103,220
Kenneth W. Smith	14,200	7.9	24.90	02/18/15	222,365	563,515
Paul M. Coppinger	6,300	3.5	24.90	02/18/15	98,655	250,010
Paul M. Coppinger	1,400	0.8	22.97	04/21/15	20,224	51,251
Barry L. Taylor, Sr.	7,600	4.2	24.90	02/18/15	119,012	301,600

(1)	The options terminate ten years after the grant date, subject to earlier termination in accordance with the 1999 Stock Option and Incentive Plan and the applicable option agreement. The options vest over 5 years at the rate of 20% per year on successive anniversaries of the date on which the options were granted.
(2)	The exercise price equals the fair market value of our Common Stock as of the grant date.
(3)	This column shows the hypothetical gain or option spreads of the options granted based on assumed annual compound stock appreciation rates of 5% and 10% over the full 10-year term of the options. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future Common Stock prices. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise of the option or the sale of the underlying shares, or reflect non- transferability, vesting or termination provisions. The actual gains, if any, on the exercises of stock options will depend on the future performance of our Common Stock.

Option Exercises and Option Values

The following table sets forth information concerning the aggregate number of options exercised in 2005 and the number and value of unexercised options to purchase our Common Stock held by our named executive officers who held such options at December 31, 2005.

Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized (1)	Number of Shares of Common Stock Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year End (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
David A. Bloss, Sr.	196,521	$3,141,333	376,685	118,000	$4,936,708	$676,200
Kenneth W. Smith	16,000	292,533	101,300	38,400	1,289,718	192,204
A. William Higgins	—	—	—	27,800	—	21,128
Paul M. Coppinger	8,000	79,120	5,260	20,740	44,544	102,328
Barry L. Taylor, Sr.	16,940	192,852	3,200	19,040	33,760	82,670

(1)	The transaction occurred through a broker-arranged cashless exercise of options. The value realized consists of the difference between the aggregate sales price for the underlying shares less the aggregate exercise price and excludes brokerage fees and taxes.
(2)	Based on $25.66, the last reported sale price of our Common Stock on the NYSE on December 30, 2005, the last trading day of fiscal 2005, less the option exercise price.

COMMITTEE REPORTS

Report of the Compensation Committee of the Board of Directors

on Executive Compensation

Overall Policy.    The Compensation Committee reviews and approves the cash and non-cash compensation policies and programs and major changes in the Company’s benefit plans that are applicable to the Chief Executive Officer, those individuals who directly report to the Chief Executive Officer, and any other individuals or groups the Committee deems appropriate based on the recommendation of the Chief Executive Officer.

The Company’s executive compensation philosophy is to provide direct compensation programs and potential earnings opportunities which reflect the relative size and performance of the Company and which are aligned with increasing stockholder value. The compensation programs, therefore, are designed to attract, retain and motivate key executives to achieve strategic business initiatives that are adopted to increase stockholder value and reward them for their achievement. In formulating and implementing its compensation philosophy, the Committee has obtained advice from Watson Wyatt and CFS Consulting, Inc., executive compensation consulting firms.

Implementing Guidelines.    In implementing its compensation philosophy for executives, including the Chief Executive Officer, the Committee acts according to the following guidelines:

•	Determining relevant market data for the positions it reviews as set forth in published surveys of the broader general industry;

•	Considering specific information on pay practices about key executive positions in peer organizations;

•	Setting base salaries in light of both market data and the individual’s performance, background, experiences and personal skills;

•	Providing competitive and leveraged annual incentive opportunities based on achieving performance goals that reflect stockholder value creation, the strategic direction of the Company for the year and the individual’s performance during the year, and

•	Providing competitive and leveraged long-term incentive opportunities which will provide rewards for increasing stockholder value, achieving long-term performance goals of the Company and assuring that executives have earnings opportunities similar to their peers at comparable organizations

Stock Ownership Guidelines.    The Committee believes that executives, as owners, will act in a manner consistent with the best interests of the stockholders. As such, the Committee believes that executives should hold prescribed amounts of Company stock and, based upon recommendations from the Nominating and Corporate Governance Committee, the Board of Directors has established targets for each executive. For more information on these targets, please see the Company’s Principles of Corporate Governance which is available on the Company’s website at www.circor.com under the Investors/Corporate Governance sub link.

Specific Programs.    Executive compensation packages generally consist of three components: (1) base salary; (2) annual incentive pursuant to the bonus plan established by the Committee (the “Bonus Plan”); and (3) long-term incentives pursuant to the 1999 Stock Option and Incentive Plan. Under the Bonus Plan, executives are eligible to receive a bonus up to a specified maximum percentage of base salary based on set goals assigned by the Committee for the particular year. Each goal carries a specified weighting. In addition, if 100% of each of the goals is achieved, the executive may achieve a bonus up to twice the maximum percentage based on the extent to which each objective is exceeded. Under the 1999 Stock Option and Incentive Plan, the Committee may grant to key personnel options with respect to the Company’s Common Stock as well as other stock-based awards such as restricted and unrestricted shares, performance shares, deferred stock awards, and dividend equivalent rights. Such stock-based awards are designed to align the interests of executives with those of the stockholders, since the full benefit of such generally awards cannot be realized unless the stock price appreciates. The Committee, during Fiscal 2003, determined that equity incentives should be issued at the commencement of a fiscal year. As a result, whereas stock option grants had been made during the month of October in Fiscal 2001 and Fiscal 2002 and during the month of August in Fiscal 2000, only 15,000 options were granted during Fiscal 2003 with none of these grants being to executive officers. Equity incentives were then granted in January 2004, February 2005 and, most recently, in February 2006. In addition, in connection with the January 2004 and all subsequent grants of equity incentives, the Committee has decided it is in the best interests of the Company and its shareholders to adopt what it perceives as a growing trend away from the grant of stock options in favor of grants of restricted stock. Accordingly, the Committee structured its January 2004 and its February 2005 grants such that the potential realizable value would be split equally between stock options and restricted stock units, and, in February 2006, all equity incentives were made in restricted stock units. Stock option and restricted stock unit awards under the 1999 Stock Option and Incentive Plan generally vest pro-rata over five-year and three-year periods respectively. The Company’s executives are also eligible to participate in the MSPP. Under the MSPP, which is a component plan to the 1999 Stock Option and Incentive Plan, executives may make an advance election to receive RSUs in lieu of a specified percentage or dollar amount of such executive’s annual incentive under the Bonus Plan. RSUs are issued on the basis of a 33% discount to the closing price of the Company’s stock on the day the incentive bonuses are paid or otherwise would be paid and generally vest in whole after a three-year period, at which time they are converted into shares of Common Stock unless the executive previously has elected a longer deferral period. Dividends equal to any dividends paid on shares of the Company’s Common Stock are accrued to the account of an RSU holder and are paid to the holder at the time such RSUs actually vest.

Compensation of the CEO.    As with other executive officers, the compensation package for the Chief Executive Officer is comprised of base salary, bonus opportunity, and stock-based compensation. In determining the base salary for the CEO, the Committee, with the advice of Watson Wyatt, relied significantly on comparisons with a select group of specific peer companies as well as several reputable published compensation surveys for industrial manufacturers. In addition, the Committee considered the operating results and change in stockholder value of the Company for Fiscal 2004 in determining the CEO’s base salary for Fiscal 2005. For Fiscal 2005, the Committee set Mr. Bloss’ salary at $518,000. To establish the CEO’s bonus opportunity, the Committee established specific goals consistent with those established for other corporate executive officers under the Bonus Plan. In determining the maximum percentage opportunity for the CEO under the Bonus Plan, the Committee considered comparable data from specific peer companies as well as other industrial manufacturers. For Fiscal 2005, the Committee set Mr. Bloss’ target bonus opportunity under the Bonus Plan at 75% of base salary. As a result of the Company’s performance against the established goals, Mr. Bloss received a bonus of $712,898 for Fiscal 2005. At Mr. Bloss’ advance election, his entire bonus was deferred into the receipt of RSUs. For Fiscal 2005, Mr. Bloss received long-term incentive awards of 40,000 non-qualified options, which vest 20% per year from the date of grant, and 13,300 restricted stock units which vest one-third per year from the date of grant and which, upon vesting, convert into shares of common stock on a one-for-one basis.

Policy Regarding Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code limits the deductibility on the Company’s tax return of compensation over $1 million to any of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The Compensation Committee’s policy with respect to Section 162(m) is to make every reasonable effort to ensure that compensation is deductible to the extent permitted while simultaneously providing our executives with appropriate rewards for their performance.

Submitted by the Compensation Committee of the Board of Directors

Thomas E. Callahan

Jerome D. Brady

Douglas M. Hayes

Report of the Audit Committee of the Board of Directors

The Audit Committee has furnished the following report on Audit Committee matters:

The Audit Committee acts pursuant to a written charter which initially was adopted by the Board of Directors of the Company on May 24, 2000. During Fiscal 2003 and again during Fiscal 2004, minor revisions were made to the Audit Committee Charter to ensure compliance with revised NYSE and SEC requirements and to more clearly delineate the delegation of certain board functions as between the Audit Committee and the Nominating and Corporate Governance Committee. Pursuant to this Charter, the Audit Committee is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company and its subsidiaries. Its primary objective is to promote and preserve the integrity of the Company’s financial statements and the independence and performance of the Company’s independent auditors. The Committee also oversees the performance of the Company’s internal audit function and the Company’s compliance with legal and regulatory requirements.

It is important to note, however, that the role of the Audit Committee is one of oversight, and the Committee relies, without independent verification, on the information provided to it and the representations made by management, the internal auditors and the independent auditors. Management retains direct responsibility for the financial reporting process, system of internal controls and system of disclosure controls and procedures.

In furtherance of its role, the Audit Committee has an annual agenda which includes periodic reviews of the Company’s internal controls and of areas of potential exposure for the Company such as environmental and litigation matters. The Committee meets at least quarterly and reviews the Company’s interim financial results and earnings releases prior to their publication. The Committee also reviews the Company’s periodic reports on Forms 10-Q and 10-K prior to their filing.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairperson when expediting of services is necessary. The independent auditors and management report annually to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed. All of the audit, audit-related, tax and other services provided by KPMG LLP in Fiscal 2005 and related fees were approved in accordance with the Audit Committee’s policy.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2005 with management and it has discussed with KPMG LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from KPMG LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with KPMG LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005.

Submitted by the Audit Committee of the Board of Directors

Dewain K. Cross

Thomas E. Callahan

Thomas E. Naugle

Fees Paid to Auditors, Independence

Audit Fees

Fiscal 2005

The Company has paid or accrued an aggregate of $2,717,750 for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for Fiscal 2005, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, and for conduct of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Fiscal 2004

The Company paid an aggregate of $2,017,039 for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for Fiscal 2004, for review of the financial statements included in the Company’s quarterly reports of Form 10-Q for that year, and for conduct of the independent auditor’s obligations relative to attestation of internal controls under Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Related Fees

Fiscal 2005

The Company has paid or accrued an aggregate of $262,848 for audit related services performed by KPMG LLP during Fiscal 2005. Such audit related services consisted of audits of the Company’s pension and 401(k) plans and the performance of due diligence in connection with mergers and acquisitions activity.

Fiscal 2004

The Company has paid or accrued an aggregate of $49,405 for audit related services performed by KPMG LLP during Fiscal 2004. Such audit related services consisted of audits of the Company’s pension and 401(k) plans, the performance of due diligence in connection with mergers and acquisitions activity, and statutory auditor activities with respect to the Company’s Italian subsidiary.

Tax Fees

Fiscal 2005

The Company has paid or accrued an aggregate of $158,455 to KPMG LLP for tax services performed during Fiscal 2005. Such tax services included advice related to state, local and international tax compliance and the review and signing of tax returns.

Fiscal 2004

The Company has paid or accrued an aggregate of $130,260 to KPMG LLP for tax services performed during Fiscal 2004. Such tax services included advice related to state, local and international tax compliance and the review and signing of tax returns.

All Other Fees

Fiscal 2005 and Fiscal 2004

The Company did not engage KPMG to perform any other services during Fiscal 2005 or Fiscal 2004.

Independence

The Audit Committee has considered whether the provision of non-audit services by KPMG LLP is compatible with maintaining KPMG’s independence and has determined that these services had no adverse effect on such independence.

Auditor Presence at Annual Meeting / Selection of Auditor for Fiscal 2006

A representative of KPMG LLP will be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions.

STOCKHOLDER RETURN PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative total stockholder return on the Company’s Common Stock, based on the market price of the Company’s Common Stock with the total return of companies included within the Standard & Poor’s 500 Composite Index and a peer group of companies engaged in the valve, pump, fluid control and related industries for the five-year period commencing December 31, 2000 and ending December 31, 2005. The calculation of total cumulative return assumes a $100 investment in the Company’s Common Stock, the Standard & Poor’s 500 Composite Index and the peer group on December 31, 2000 and the reinvestment of all dividends. The historical information set forth below is not necessarily indicative of future performance.

EMPLOYMENT AGREEMENTS

On September 16, 2005, the Employment Agreement (the “Agreement”) between the Company and Mr. Bloss, originally entered into on September 16, 1999 and first amended and restated on October 23, 2002, was amended and restated in its entirety. Under this agreement, Mr. Bloss serves as the Chairman, President and Chief Executive Officer for an additional term extending through December 31, 2008. The Agreement will be automatically extended for additional one-year terms unless either the Company or Mr. Bloss elects to terminate it by notice in writing at least 90 days prior to the third anniversary of the Agreement or each anniversary thereafter. Mr. Bloss’ current base salary is $540,000. Mr. Bloss is also eligible to receive incentive compensation in an amount to be determined by our Board of Directors as well as compensation for country club initiation fees and dues and tax preparation and planning services. Mr. Bloss also is entitled to be a tier one participant in the Company’s supplemental plan (please see “Pension Plan and Supplemental Plan” below for details) and the Agreement provides that, in the event of any amendments to or modifications of the terms of the supplemental plan, the benefits payable to Mr. Bloss under the supplemental plan shall be at least as favorable as are set forth under the current terms of the supplemental plan.

Upon termination of employment due to the death or disability of Mr. Bloss, all unexercisable stock options will immediately vest and will be exercisable for one year and the Company will pay health insurance premiums for Mr. Bloss and his family for one year.

If employment is terminated by Mr. Bloss for “good reason”, or if the Company terminates his employment without “cause,” Mr. Bloss will receive a severance payment equal to two times the sum of his average base salary and average incentive compensation (as determined in accordance with the agreement), payable over 24 months. In addition, certain stock options and restricted stock units held by Mr. Bloss will become exercisable or nonforfeitable, and Mr. Bloss will receive additional vesting credit under the supplemental plan.

If a “change in control” (as defined in the Agreement) occurs and Mr. Bloss’ employment is terminated by the Company without cause or by Mr. Bloss with good reason within 18 months of such change in control, Mr. Bloss will receive a lump sum amount in cash equal to three times the sum of his then current base salary and highest bonus during the three preceding fiscal years, all of his stock options and stock-based awards will become immediately exercisable, he will be fully vested in his accrued benefit under the supplemental executive retirement plan and will be credited with an additional 36 months of benefit service under the supplemental plan. The Company will pay health insurance premiums for Mr. Bloss and his family for three years and the Company will continue to pay Mr. Bloss an automobile leasing allowance for three years. In addition, Mr. Bloss will receive a tax gross-up payment to cover any excise tax due on the payments discussed above.

We also have entered into Change of Control Agreements with Messrs. Cope, Coppinger, Higgins, Glass, Kober, Nasca, Robbins and Smith, as well as Ms. McCuaig. These agreements generally provide the same change of control provisions as in Mr. Bloss’ Employment Agreement, except that (i) each of these agreements applies to terminations within twelve (12) months of the change of control event and does not contain a tax gross-up provision, (ii) the agreements with Messrs. Higgins and Smith provide a lump sum payment equal to two times the sum of the executive’s annual salary and highest bonus during the past three fiscal years, an additional 24 months of benefit service under the supplemental plan, and medical insurance and automobile allowance for a two-year period and (iii) the agreements with Messrs. Cope, Coppinger, Glass, Kober, Nasca and Robbins, and Ms. McCuaig provide for a lump sum payment equal to one times the sum of the executive’s annual salary and highest bonus during the three preceding fiscal years as well as medical insurance for one year, but do not provide for additional credit under the supplemental plan or for automobile leasing.

Finally, in connection with Mr. Higgins joining the Company in January 2005, we agreed with Mr. Higgins that he would be entitled to a minimum severance equal to one year’s base salary in the event his employment is terminated at any time without cause.

Compensation Committee Interlocks and Insider Participation; Certain Relationships

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our Compensation Committee. In addition, none of our executive officers serves as a member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors. As we have noted above, Mr. Dietz is a partner of Goodwin Procter LLP, a law firm which provides legal services to the Company. As also noted, our Board of Directors has affirmatively determined that this relationship does not compromise Mr. Dietz’ independence.

Our policy is that any future transactions with our directors, officers, employees or affiliates be approved in advance by a majority of our Board of Directors, including a majority of the disinterested members of our Board of Directors, and be on terms no less favorable to us than we could obtain from non-affiliated parties.

Pension Plan and Supplemental Plan

The Company sponsors a qualified noncontributory defined benefit pension plan for eligible salaried employees, including the named executive officers specified in the Summary Compensation Table above, and maintains a nonqualified noncontributory defined benefit supplemental plan for certain highly compensated employees, which also covers the named executive officers specified in the Summary Compensation Table. The eligibility requirements of the pension plan are generally the attainment of age 21 and the completion of at least 1,000 hours of service in a specified 12-month period. The assets of the pension plan are maintained in a trust fund at State Street Bank and Trust Company. The pension plan is administered by a retirement plan committee appointed by the Board of Directors. Annual contributions to the pension plan are computed by an actuarial firm based on normal pension costs and a portion of past service costs. The pension plan provides for monthly benefits to, or on behalf of, each participant at age 65 and has provisions for early retirement after attainment of age 55 and five years of service and surviving spouse benefits after five years of service. Participants in the pension plan who terminate employment prior to retirement with at least five years of service are vested in their accrued retirement benefit. The pension plan is subject to the Employee Retirement Income Security Act of 1974, as amended.

The normal retirement benefit for participants in the pension plan is an annuity payable monthly over the participant’s life. If the participant is married, he or she will receive a spousal joint and 50% survivor annuity, unless an election out is made. Generally, the annual normal retirement benefit is an amount equal to 1.67% of the participant’s final average compensation (as defined in the pension plan), reduced by the maximum offset allowance (as defined in the pension plan) multiplied by years of service (maximum 25 years). Annual compensation in excess of $220,000 per year is disregarded for all purposes under the pension plan. However, benefits accrued prior to the 1994 plan year may be based on compensation in excess of $220,000. Compensation recognized under the pension plan generally includes base salary and annual bonus.

The supplemental plan provides additional monthly benefits to (i) a select group of key executives, (ii) individuals who were projected to receive reduced benefits as a result of changes made to the pension plan to comply with the Tax Reform Act of 1986, (iii) executives who will be affected by Internal Revenue Service limits on compensation under the Retirement Plan, and (iv) individuals who deferred compensation under the qualified Retirement Plan. The supplemental plan is not a tax-qualified plan, and is subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended. The supplemental plan is not funded.

Tier one benefits are provided under the supplemental plan to a select group of key executives. The annual benefit under tier one payable at normal retirement is equal to the difference between (x) 2% of the highest three year average compensation multiplied by years of service up to ten years, plus 3% of average compensation times years of service in excess of ten years, to a maximum of 50% of average compensation, less (y) the annual benefit payable under the pension plan formula described above. Normal retirement age under tier one is age 62.

The following table illustrates total annual normal retirement benefits (payable from both the pension plan and from the supplemental plan and assuming attainment of age 62 prior to retirement) for various levels of final average compensation and years of benefit service under tier one of the supplemental plan.

Final Average Compensation For Three Highest Consecutive Years in Last 10 Years	Estimated Total Annual Retirement (Pension Plan Plus Supplemental Plan, Tier One) Based on Years of Service (1)
	5 Years	10 Years	15 Years	20 Years
$100,000	$10,000	$20,000	$35,000	$50,000
150,000	15,000	30,000	52,500	75,000
200,000	20,000	40,000	70,000	100,000
250,000	25,000	50,000	87,500	125,000
300,000	30,000	60,000	105,000	150,000
350,000	35,000	70,000	122,500	175,000
400,000	40,000	80,000	140,000	200,000
450,000	45,000	90,000	157,500	225,000
500,000	50,000	100,000	175,000	250,000
550,000	55,000	110,000	192,500	275,000
600,000	60,000	120,000	210,000	300,000

(1)	The annual pension plan and supplemental plan benefits are computed on the basis of a straight life annuity.

Messrs. Bloss, Smith, Taylor, Coppinger and Higgins have thirteen, six, six, five and one years, respectively, of benefit service under the pension plan (which includes years of benefit service credited under the Watts pension plan). Messrs. Bloss, Higgins and Smith are eligible for tier one benefits under the supplemental plan. Eligible employees are currently limited to a maximum annual benefit under the pension plan of $175,000 (subject to cost of living adjustments and exclusive of additional benefits for those individuals who participate in the supplemental plan) under Internal Revenue Code requirements regardless of their years of service or final average compensation. Accordingly, under current salary levels and law, annual benefits are limited to such amount under the pension plan (exclusive of the supplemental plan).

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of Common Stock as of February 28, 2006, by:

•	all persons known by us to own beneficially 5% or more of our Common Stock;

•	each of our directors;

•	our Chief Executive Officer and the other named executive officers; and

•	all directors and executive officers as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within sixty (60) days after February 28, 2006 through the exercise of any warrant, stock option or other right. The inclusion in this Proxy Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. As of February 28, 2006 a total of 15,868,461 shares of Common Stock were outstanding.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of Common Stock except to the extent authority is shared by spouses under applicable law.

	Shares of Common Stock Beneficially Owned
Name of Beneficial Owner (1)	Number (2)	Percent (2)
Gabelli Entities (3)	2,369,476	14.9%
Dimensional Fund Advisors Inc. (4)	1,345,123	8.5
Walter J. Flowers (5)	1,292,790	8.1
Franklin Resources, Inc. (6)	960,800	6.1
Morgan Stanley (7)	906,481	5.6
Timothy P. Horne (8)	884,281	5.6
David A. Bloss, Sr. (9)	450,238	2.8
Kenneth W. Smith (10)	111,440	*
David F. Dietz (11)	36,737	*
Dewain K. Cross (12)	29,261	*
Douglas M. Hayes (13)	18,737	*
Thomas E. Naugle (14)	15,164	*
Thomas E. Callahan (15)	12,403	*
Jerome D. Brady (16)	11,834	*
Barry L. Taylor (17)	6,260	*
A. William Higgins (18)	5,560
Paul M. Coppinger (19)	4,060	*
All executive officers and directors as a group (sixteen persons) (20)	732,715	4.6%

* Less than 1%.

(1)	The address of each stockholder in the table is c/o CIRCOR International, Inc., 25 Corporate Drive, Burlington, Massachusetts 01803, except that the Gabelli Entities’ address is One Corporate Center, Rye, NY 10580; Franklin Resources’ address is One Franklin Parkway, San Mateo, CA 94403; Morgan Stanley’s address is 1585 Broadway, New York, NY 10036; Dimensional Fund Advisors Inc.’s address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401; Walter J. Flowers’ address is c/o Flowers & Manning LLP, 15 Court Square, Suite 340, Boston, MA 02108; and Timothy P. Horne’s address is Watts Water Technologies, 815 Chestnut Street, North Andover, MA 01845.
(2)	The number of shares of Common Stock outstanding used in calculating the percentage for each listed person and the directors and executive officers as a group includes the number of shares of Common Stock underlying options, warrants and convertible securities held by such person or group that are exercisable or convertible within 60 days from February 28, 2006, the date of the above table, but excludes shares of Common Stock underlying options, warrants or convertible securities held by any other person.
(3)	The information is based on an amended Schedule 13D filed with the Securities and Exchange Commission on December 21, 2005 on behalf of Mario J. Gabelli and various entities which Mr. Gabelli directly or indirectly controls or for which he acts as chief investment officer including, but not limited to, Gabelli Funds LLC, GAMCO Investors, Inc. and Gabelli Securities, Inc. (the “Gabelli Entities”). According to the Schedule 13D, the Gabelli entities engage in various aspects of the securities business, primarily as investment advisor to various institutional and individual clients, including registered investment companies and pension plans, as broker/dealer and as general partner of various private investment partnerships, Certain Gabelli entities may also make investments for their own accounts. As of December 21, 2005, Gabelli Funds LLC, GAMCO Investors, Inc., and Gabelli Securities, Inc. held 740,000, 1,628,076 and 1,400 shares, respectively. Subject to certain limitations, each of the foregoing has all investment and/or voting power in the shares except that GAMCO Investors does not have the authority to vote 42,300 of the shares.
(4)

The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 6, 2006. According to the filing, Dimensional Fund Advisors Inc. (“Dimensional”) is an investment advisor that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940 and serves as investment manager to certain other commingled group trusts and separate accounts (collectively, the “Funds”). In such capacity, Dimensional has sole voting and dispositive power over all 1,345,123 shares but disclaims beneficial ownership of such shares as all such shares are owned by the Funds.

(5)	This information is based on a Schedule 13D filed with the SEC on June 2, 2004. According to that filing, Mr. Flowers, a partner in the law firm Flowers & Manning, LLP, is the beneficial owner of all shares reported in his capacity as sole trustee under the following trusts: (i) George B. Horne/CIRCOR Trust dated August 20, 2002, a revocable trust which holds 622,000 of the shares reported and for which George B. Horne is the sole beneficiary; (ii) Deborah Makepeace Horne/CIRCOR Trust dated August 20, 2002, a revocable trust which holds 605,620 of the shares reported and for which Deborah Horne is the sole beneficiary; and (iii) Tiffany Rae Horne Irrevocable Trust, an irrevocable trust which holds 53,870 of the shares reported and for which Tiffany Rae Horne is the sole beneficiary. According to the Schedule 13D, Mr. Flowers retains sole voting power with respect to all of the shares reported and shares with the beneficiary of each of the foregoing trusts dispositive power with regard to the shares held by each such trust. Accordingly to an amended Schedule 13D filed by Timothy P. Horne on November 2, 2005 (see footnote 6 below), an additional 11,300 shares previously held by Mr. Horne for the benefit of Tiffany Rae Horne have been transferred into the Tiffany Rae Horne Irrevocable Trust which would bring the total number of shares held by that trust to 65,170.
(6)	The information is based on an amended Schedule 13G filed with the SEC on February 6, 2006 on behalf of Franklin Resources, Inc. (a parent holding company), Charles B. Johnson and Rupert H. Johnson, Jr. as principal shareholders of Franklin Resources, Inc., and Franklin Advisory Services, LLC as Reporting Persons. According to this filing, the 960,800 shares reported on are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by Franklin Advisory Services, LLC, an investment advisory subsidiary of Franklin Resources, Inc. Franklin Advisory Services, LLC holds sole voting and dispositive power with respect to 957,900 of these shares.
(7)	The information is based on an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006. According to the filing, Morgan Stanley is the parent company of, and indirect beneficial owner of securities held by, one of its business units. In such capacity, Morgan Stanley has sole dispositive power over 851,821, and shared voting power over 960, of the aggregate 906,481 shares. According to the filing, no single account managed by Morgan Stanley holds more than 5% of the Company’s issued and outstanding shares of Common Stock.
(8)	This information is based on an amended Schedule 13D filed with the SEC on November 2, 2005. Mr. Horne has sole voting and dispositive power with respect to all 884,281 shares. According to the amended Schedule 13D, Mr. Horne’s daughter, Tiffany Rae Horne, is also the beneficial owner of an additional 65,170 shares (.4% of the Company’s issued and outstanding shares) under an irrevocable trust for her benefit and for which Walter J. Flowers, a partner in the law firm Flowers & Manning LLP, serves as sole trustee. The shares held in such trust are not included in the table above.
(9)	Includes 390,685 shares of Common Stock issuable upon the exercise of currently exercisable options and 15,520 shares issuable within 60 days on account of RSUs that have vested.
(10)	Includes 106,440 shares of Common Stock issuable upon the exercise of currently exercisable options.
(11)	Includes 20,500 shares of Common Stock issuable upon the exercise of currently exercisable options.
(12)	Includes 20,500 shares of Common Stock issuable upon the exercise of currently exercisable options with respect to options exercisable within 60 days.
(13)	Includes 14,500 shares of Common Stock issuable upon the exercise of currently exercisable options.
(14)	Includes 14,500 shares of Common Stock issuable upon the exercise of currently exercisable options.
(15)	Includes 10,166 shares of Common Stock issuable upon the exercise of currently exercisable options.
(16)	Includes 8,167 shares of Common Stock issuable upon the exercise of currently exercisable options and 3,333 shares with respect to options exercisable within 60 days.
(17)	Includes 5,980 shares of Common Stock issuable upon the exercise of currently exercisable options.
(18)	Includes 5,560 shares of Common Stock issuable upon the exercise of currently exercisable options.
(19)	Includes 3,780 shares of Common Stock issuable upon the exercise of currently exercisable options and 280 shares.
(20)	Includes 629,678 shares issuable upon exercise of currently exercisable options, 3,613 shares with respect to options exercisable within 60 days, and 15,520 shares with respect to RSU conversions which are due within 60 days.

PROPOSAL 2

RATIFICATION OF AUDITORS

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP as the Company’s independent auditors for Fiscal 2006. KPMG LLP has no direct or indirect interest in the Company or any affiliate of the Company and has audited the Company’s books and records since its inception. Although action by the stockholders in this matter is not required, the Board believes that it is appropriate to seek stockholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company’s financial controls and reporting. The Board of Directors therefore recommends to the stockholders that they ratify the appointment of KPMG LLP as independent auditors of the Company for Fiscal 2006. In the event that the vote of the majority of shares present and entitled to vote on the proposal are against the selection of KPMG LLP, the Audit Committee will consider the vote and the reasons therefore in future decisions on the selection of independent auditors.

Vote Required for Approval

A quorum being present, the affirmative vote of a majority of the votes cast is necessary to ratify the selection of KPMG LLP as the independent auditors of the Company for Fiscal 2006.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL 2006.

MARKET VALUE

On December 30, 2005 (the last trading day of the fiscal year ended December 31, 2005), the closing price of a share of the Company’s Common Stock on the New York Stock Exchange was $25.66.

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, telegram or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR

ANNUAL MEETING IN 2007

Stockholder proposals intended to be presented at the annual meeting of stockholders to be held in 2007 must be received by the Company on or before November 28, 2006 in order to be considered for inclusion in the Company’s proxy statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy.

In addition, a stockholder who wishes to present a proposal at the annual meeting of stockholders to be held in 2007 must deliver the proposal to the Company so that it is received on or after January 2, 2007 and not later than February 1, 2007 in order to be considered at that annual meeting. The Company’s By-laws provide that any stockholder of record wishing to have a stockholder proposal considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the By-laws, to the Company at its principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before such anniversary date or more than 60 days after such anniversary date, notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day after the date of public disclosure of the date of such meeting is first made. Proxies solicited by the Board of Directors will confer discretionary voting authority with respect to these proposals, subject to SEC rules governing the exercise of this authority.

Any stockholder proposals should be mailed to: Secretary, CIRCOR International, Inc., 25 Corporate Drive, Burlington, MA 01803.

COMPLIANCE WITH SECTION 16(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NYSE. Section 16 Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, the Company believes that during Fiscal 2005, the Section 16 Persons complied with all Section 16(a) filing requirements applicable to them.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Directions to Pibiviesse Srl.

Directions to Pibiviesse From Linate Airport (outside Milan, Italy):

Take Tangenziale Ovest and follow directions to Malpensa Airport

Leave Tangenziale Ovest at exit Rho-Pero and follow Rho

Enter the motorway Milano-Laghi (A8) in Busto Arsizio

At Lainate exit follow to Nerviano

At traffic lights turn right onto Sempione

Continue straight and take left into via Villoresi

Turn right into via Cogliati and than take first left onto via Toniolo

Straight until stop sign and turn right onto via Marzorati

Turn left into via Bergamina

Pibiviesse is at the end of the street on the right

Directions to Pibiviesse From Malpensa Airport (outside Milan, Italy):

Enter the motorway Milano-Laghi (A8) in Busto Arsizio

At Lainate exit follow to Nerviano

At traffic lights turn right onto Sempione

Continue straight and take left into via Villoresi

Turn right into via Cogliati and than take first left onto via Toniolo

Straight until stop sign and turn right onto via Marzorati

Turn left into via Bergamina

Pibiviesse is at the end of the street on the right

ANNUAL MEETING OF STOCKHOLDERS OF

CIRCOR INTERNATIONAL, INC.

Tuesday, May 2, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯    Please detach along perforated line and mail in the envelope provided.    ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. To elect three Class I Directors, each to hold office for a 3-year term until the Annual Meeting of Stockholders in 2009 and until such director’s successor is duly elected and qualified.		2. To ratify the selection of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2006.	☐	☐	☐

☐ FOR ALL NOMINEES	NOMINEES:	The undersigned hereby revokes any proxy previously given in connection with such meeting and acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the aforesaid meeting and the 2005 Annual Report to Stockholders.
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES	o David F. Dietz o Douglas M. Hayes
☐ FOR ALL EXCEPT (See instructions below)	o Thomas E. Naugle
This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no instruction is indicated with respect to items 1 and 2, the undersigned’s votes will be cast in favor or items 1 and 2.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please check here if you plan to attend the meeting. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder _________________    Date: _______    Signature of Stockholder _________________    Date: _______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CIRCOR INTERNATIONAL, INC.

25 Corporate Drive, Suite 130, Burlington, MA 01803

Proxy for Common Stock

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kenneth W. Smith and Alan J. Glass as proxies, each of them acting solely, with power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated on the reverse side, all the shares of Common Stock of CIRCOR International, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of CIRCOR International, Inc. to be held at the offices of the Company’s subsidiary, Pibiviesse Srl, Via Bergamina 24 20014 Nerviano (Mi) – ITALY, Tuesday, May 2, 2006 at 2:00 p.m. local time (8:00 a.m. Eastern Time), and at any adjournment(s) or postponement(s) thereof, upon the matters set forth on the reverse side hereof and described in the Notice of Annual Meeting of Stockholders and accompanying Proxy Statement.

(Continued and to be signed on the reverse side)